                                                           Exhibit 5


                                    AMENDMENT TO
                         THE PROMUS COMPANIES INCORPORATED
                             1990 RESTRICTED STOCK PLAN


     The Promus Companies Incorporated, a Delaware corporation, hereby adopts this Amendment to the 1990 Restricted Stock Plan (the "Plan"), effective upon the consummation of the spin-off of the hotel business of this corporation into a new corporation.

     1. The Plan shall be amended to change the name of the Plan to The Harrah's Entertainment, Inc. 1990 Restricted Stock Plan, to change each reference to "Company" in the Plan to mean Harrah's Entertainment, Inc., to change each reference to "Common Stock" to mean the common stock of Harrah's Entertainment, Inc. and to delete each reference to "Replacement Shares."

     2. Section 2(a) shall be amended to add the following as the last sentence of such section:

            The Committee shall consist of not less than three members of the Board. In addition, each member of the Committee must be an "outside director" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") ("Section 162(m)").

     3. Section 2 of the Plan shall be amended to add the following as paragraph 2(d) thereto:

            (d) BOARD AUTHORITY. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under
     Section 16, Rule 16b-3 or Section 162(m) are required to be determined in the absolute discretion of the Committee.

     4. Section 3 of the Plan shall be amended to add the phrase "Subject to the last sentence of this section," to the beginning of the first sentence and to add the following after the last sentence of such section:

            Effective as of June 30, 1995, the number of shares which may be issued under the Plan is increased by an additional 500,000 shares of Common Stock.

     5. The Plan shall be amended to delete Section 4(b) of the Plan in its entirety, to redesignate Section 4(c) as Section 4(b) and to change each reference to Section 4(c) to mean Section 4(b).

     6. The Plan shall be amended to delete Section 4(c)(1) of the Plan in its entirety, to redesignate 4(c)(2) as Section 4(b)(1), to redesignate Section 4(c)(3) as Section 4(b)(2) and to redesignate Section 4(c)(4) as Section 4(b)(3) and to change each reference to such sections accordingly.

     7. Section 4(c)(3) (i.e. Section 4(b)(2) pursuant to this amendment) of the Plan shall be amended to add the following to the end of such section:

            ; provided, however, that the Board rather than the Committee shall exercise all discretion with respect to restricted shares awarded to each non-employee member of the Board.

     8. Section 5(a) of the Plan shall be amended to add the following to the end of the second sentence thereof:

            ; provided, however, that with respect to any award of restricted shares intended to qualify as peformance-based compensation under Section 162(m) or any successor provisions thereto, no such acceleration shall be authorized to the extent that such acceleration would cause such restricted shares to fail to so qualify.

     9.  Section 5 shall be amended by adding the following as Section 5(g).

            (g) Upon each award of restricted shares under this Plan which the Committee intends to qualify as performance-based compensation under
     Section 162(m), the Committee shall indicate that such award is intended to so qualify.

     10. Section 9 of the Plan shall be amended to read in its entirety as follows:

            9.  ADJUSTMENTS

            (a) Subject to Section 9(e) but notwithstanding any other term of this Plan, in the event that the Committee (or the Board in the case of restricted shares awarded to non-employee members of the Board) determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, in the Committee's sole discretion, affects the Common Stock such that an adjustment is determined by the Committee (or the Board in the case of restricted shares to non-employee members of the Board) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an award or awards, then the Committee shall, in such manner as it may deem equitable, adjust any or all of:

                    (i) the number and type of shares of Common Stock (or other securities or property) which may be granted under the Plan (including, but not limited to, adjustments of the maximum number and kind of shares which may be issued); and

                    (ii) with respect to restricted shares which remain subject to restrictions imposed under this Plan, the number and type of shares of Common Stock subject to such restricted stock awards.

            (b) Subject to Section 9(e) but notwithstanding any other term of this Plan, in the event of any corporate transaction or event described in paragraph (a) which results in shares of Common Stock being exchanged for or converted into cash, securities or other property (including securities of another corporation), the Committee will have the right to terminate this Plan as of the date of the transaction or event, in which case all restricted stock awards which remain subject to restrictions imposed under the Plan shall become the right to receive such cash, securities or other property.

            (c) Subject to Section 9(e) but notwithstanding any other term of this Plan, in the event of any corporate transaction or other event described in Section 9(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations, or accounting principles, the Committee (or the Board in the case of restricted shares awarded to non-employee members of the Board) in its discretion is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an award or awards, to facilitate such transactions or events or to give effect to such changes in laws, regulating or principles:

                    (i) In its discretion, and on such terms and conditions as it deems appropriate, the Committee (or the Board in the case of restricted shares awarded to non-employee members of the Board) may provide, either automatically or upon the participant's request, for either the purchase of some or all shares which remain subject to restrictions imposed under this Plan, for an amount of cash equal to the amount that could have been attained upon the sale of such shares or realization of the participant's rights had the restrictions on such shares lapsed or the replacement of some or all of such shares with other rights or property selected by the Committee in its sole discretion;

                    (ii) In its discretion, and on such terms and conditions as it deems appropriate, the Committee (or the Board in the case of restricted shares awarded to non-employee members of the Board) may provide either by the terms of the Agreement on Participation Certificate or by a resolution adopted prior to the occurrence of such transaction or event that at a specified time prior to such transaction or event the restrictions imposed under the Agreement on Participation Certificate upon some or all shares of the restricted shares may lapse and/or that some or all shares of such restricted shares may cease to be subject to forfeiture under Section 5(e) after such transaction or event;

                    (iii) In its discretion, and on such terms and conditions as it deems appropriate, the Committee (or the Board in the case of restricted shares awarded to non-employee members of the Board) may provide, either by the terms of the Agreement or Participation Certificate or by a resolution adopted prior to the occurrence of such transaction or event, that upon such transaction or event, some or all shares which remain subject to restrictions imposed under this Plan shall be substituted for by similar shares of stock of the successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares; and

                    (iv) In its discretion, and on such terms and conditions as it deems appropriate, the Committee (or the Board in the case of restricted shares awarded to non-employee members of the Board) may make adjustments in the terms and conditions of, and the criteria governing, restricted shares which remain subject to restrictions imposed under this Plan and/or restricted shares which may be issued in the future.

            (d) Subject to 9(e) but notwithstanding any other term of this Plan, the Committee (or the Board in the case of restricted shares awarded to non-employee members of the Board) may, in its discretion, include such further provisions and limitations in any Agreement or Participation Certificate as it may deem equitable and in the best interests of the Company.

            (e) With respect to any award of restricted shares intended to qualify as performance-based compensation under Section 162(m), no adjustment or action described in this Section 9 or in any other provision of this Plan shall be authorized to the extent that such adjustment or action would cause such restricted shares to fail to so qualify. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would violate Section 16 or Rule 16b-3. The number of restricted shares awarded under this Plan shall always rounded to the next whole number.

            (f) Any decision of the Committee (or the Board in the case of restricted shares awarded to non-employee members of the Board) pursuant to the terms of this Section 9 shall be final, binding and conclusive upon the participants, the Company and all other interested parties.

     11. Section 10 of the Plan shall be amended to read in its entirety as follows:

            10.  AMENDMENT

            The Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee. Notwithstanding the foregoing, the provisions of the Plan relating to the award of restricted shares to non-employee members of the Board and the terms of such restricted share awards shall not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended from time to time, or the respective rules thereunder. Furthermore, no action of the Committee may modify the eligibility requirements of Section 4, or otherwise amend the Plan in a manner requiring stockholder approval as a matter of Section 16, Rule 16b-3 or Section 162(m) or other applicable law, regulation or rule without approval of the Company's shareholders given within 12 months before or after the action by the Committee. Neither the amendment, suspension nor termination of the Plan shall, without the consent of the participant, impair any rights or obligations under any shares theretofore granted. No shares may be granted during any period of suspension nor after termination of the Plan, and in no event may any shares be granted under this Plan after the expiration of ten years from the date the Plan is adopted by the Board.

     12. The Plan shall be amended to add Section 15 which shall read in its entirety as follows:

            15.  CONSIDERATION

            The consideration for the issuance of shares of restricted stock, in addition to payment of the purchase price if any, shall be the participant's past or future service with Promus or its subsidiaries.

                                    *   *   *   *

     I hereby certify that the foregoing amendment to the Plan was duly adopted by the Board of Directors of The Promus Companies Incorporated as of April 5, 1995.

     Executed on this 26 day of May, 1995.




                                        /s/ E. O. Robinson, Jr.
                                        ----------------------------------------
                                                       Secretary